INVESCO EUROPEAN SMALL COMPANY FUND                                SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING: 6/30/2010
FILE NUMBER :      811-1540
SERIES NO.:        18

74U.   1 Number of shares outstanding (000's Omitted)
         Class A    8,736

       2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
         Class B    1,409
         Class C    1,834
         Class Y    1,412

74V.   1 Net asset value per share (to nearest cent)
         Class A    $8.98

       2 Net asset value per share of a second class of open-end company shares
         (to nearest cent)
         Class B    $8.47
         Class C    $8.48
         Class Y    $9.01